UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Heska Corporation

(Name of Registrant as Specified In Its Charter)

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3760 Rocky Mountain Avenue
Loveland, Colorado 80538

April 19, 2010

URGENT; WE NEED YOUR VOTE!

Heska Corporation’s Annual Meeting of Stockholders is May 4, 2010.
Your Vote is Critically Important. Please Vote Today.

Dear Fellow Heska Stockholder:

WE NEED YOUR VOTE! We recently mailed to you proxy materials for our 2010 annual meeting of stockholders scheduled for May 4, 2010, and we need your vote. Each vote is extremely important, and we urge you to vote no matter how many shares you own. Please review the proxy materials at your earliest convenience and vote or instruct your broker or other nominee to vote your shares by proxy as soon as possible.

Your Board of Directors recommends a vote “For” each of the proposals described in the proxy statement.

Unlike prior years, brokers are unable to vote shares held by them for another’s account in the election of directors without first receiving specific voting instructions from the beneficial owner of such shares. Brokers who hold shares for the account of another are also unable to vote those shares at the meeting on the proposals to:

•	adopt an amendment to our Restated Certificate of Incorporation to reclassify our common stock and add stock transfer restrictions to preserve the value of our tax net operating losses; and

•	amend and restate our 1997 Employee Stock Purchase Plan, which will include an increase in the number of shares of our common stock available for issuance under the plan by 500,000 shares.

To be approved by our stockholders at the annual meeting, these proposals require the affirmative vote of a majority of our shares of common stock outstanding as of the record date stated in the proxy statement. If you do not vote or instruct your broker or other nominee to vote your shares, they will not be voted. Without your vote, these proposals may not pass. Please vote today.

As described in detail in the proxy materials, we believe that the approval of these proposals, and in particular the proposal to preserve the value of our tax net operating losses, is of significant importance to Heska Corporation. If the proposal to preserve the value of our tax net operating losses is approved, it should protect our ability to use those losses to reduce our federal income taxes on our income in future periods, thereby improving the value of your common stock. We estimate that we had approximately $163 million of (pre-tax) federal net operating losses as of December 31, 2009. These losses do not begin to expire until the end of 2010, and they are available for use by us at some level through 2025. We therefore believe that these losses are a valuable asset for Heska Corporation and, as a result, our stockholders.

If you have any questions, or need any assistance in voting your shares, please call Morrow & Co., LLC, our proxy solicitor, directly at 800-607-0088.

Thank you for your consideration and continued support.

Sincerely,

Robert B. Grieve
Chairman and Chief Executive Officer

Please as soon as possible sign the enclosed proxy card and return it in the accompanying, postage prepaid envelope, or vote your shares via the internet or toll free telephone by following the instructions on your proxy card.